Exhibit 99.1

news release for immediate release

Contact:	Janice McDill
Phone:	312.698.6707
Email:	janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Names Mathieu Streiff General Counsel
SANTA ANA, Calif. (Oct. 28, 2010) — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, today announced that it has named Mathieu B. Streiff executive vice president, general counsel and corporate secretary, effective immediately. Streiff replaces Andrea R. Biller, who has left the company.
“Mat has played a key role within our management team for several years,” said Thomas P. D’Arcy, president and chief executive officer. “We are extremely confident that his legal experience, strategic thinking and proven management skills will make him a highly effective general counsel.”
D’Arcy said, “Andrea provided the company with valuable insight, particularly with respect to our Investment Management business, and we wish her well in her future endeavors.”
Streiff joined Grubb & Ellis Realty Investors in 2006 as the firm’s real estate counsel responsible for structuring and negotiating property acquisitions, financings, joint ventures and disposition transactions. He was promoted to chief real estate counsel and senior vice president, investment operations in 2009. In this role, his responsibility was expanded to include the structuring and strategic management of the company’s securitized real estate investment platforms. Prior to joining the company, Streiff was an associate in the real estate department of Latham & Watkins LLP in New York.
Streiff received a juris doctorate from Columbia University Law School and a bachelor’s degree from the University of California, Berkeley. He is a member of the New York State Bar Association.
Biller joined NNN Realty Advisors in March 2003, and assumed her role at Grubb & Ellis following the merger of the two companies in 2007.
About Grubb & Ellis Company
Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies in the world. Our 6,000 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including public non-traded real estate investment trusts (REITs), mutual funds and other real estate investment funds. For more information, visit www.grubb-ellis.com.
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